Exhibit 99.1

Atkore Inc. Announces Fourth Quarter 2021 Results
Fourth-Quarter Highlights
•Record quarterly net income in the fourth quarter 2021
•Net income per diluted share increased to $4.26 from $1.11; Adjusted net income per diluted share increased to $4.39 from $1.18
•Net income increased by $148.3 million to $202.6 million; Adjusted EBITDA increased by $194.7 million to $292.9 million
Fiscal 2021 Highlights
•Record full year net income
•Net income per diluted share increased to $12.19 from $3.10; Adjusted net income per diluted share increased to $12.98 from $3.78
•Net income increased by $435.6 million to $587.9 million; Adjusted EBITDA increased to $897.5 million from $326.6 million
•Ending cash balance of $576.3 million; net cash provided by operating activities of $572.9 million; Free Cash Flow of $508.4 million

Additional Highlights
•Awarded U.S. Patent #11,101,056 for new MC GlideTM armored cable product
•The Board of Directors approved a new share repurchase authorization of $400 million over the next two years

HARVEY, IL. — November 18, 2021 (BUSINESS WIRE) - Atkore Inc. (the “Company” or “Atkore”) (NYSE: ATKR) announced earnings for its fiscal 2021 full year and fourth quarter ended September 30, 2021 (“fourth quarter”).
“Atkore delivered outstanding earnings in the fourth quarter and for the full Fiscal Year 2021, driven by our leading position in PVC electrical conduit and solid volume recovery,” remarked Bill Waltz, Atkore President and Chief Executive Officer. “Our MC GlideTM product, which received a U.S. patent in the fourth quarter, continues to be well-received by customers due to its ability to speed up construction times and reduce overall costs – two clear advantages in today’s environment. We remained focused in our execution of the Atkore Business System, which enabled us to generate approximately $573 million in cash from operations this year, strengthen our balance sheet, return $135 million in cash to stockholders via share repurchases and acquire three companies that will enhance and improve our position in the market for years to come.”

Waltz continued, “As we enter fiscal 2022, we continue to invest in our business to drive value with a focus across our three key conduits of growth: advancing new product innovations, such as MC Glide, improving cross-selling opportunities in our focused product categories and strategically engaging our M&A pipeline to strengthen our portfolio. Through these efforts and supported by the megatrends of electrification and digitization, we expect to generate solid cash flow from operating activities, and deploy over $1 billion in cash to drive value creation over the next couple of years. We are increasing our projections for capital expenditures in fiscal 2022 up to approximately $80 to $90 million, and we are pleased to announce a new share repurchase program of $400 million over the next two years. Across Atkore, we are working to create an even stronger business for the future for the benefit of our employees, customers, shareholders and communities.”

The Company reported triple digit percentage year-over-year improvements in net income, adjusted EBITDA, diluted EPS and adjusted EPS for its fourth quarter and full year fiscal 2021.

Exhibit 99.1

2021 Fourth Quarter Results

	Three Months Ended
(in thousands)	September 30, 2021	September 30, 2020	Change	Change %
Net sales
Electrical	$697,492	$350,631	$346,861	98.9%
Safety & Infrastructure	227,361	127,505	99,856	78.3%
Eliminations	(1,122)	(716)	(406)	56.7%
Consolidated operations	$923,731	$477,420	$446,311	93.5%

Net income	$202,561	$54,241	$148,320	273.4%

Adjusted EBITDA
Electrical	$283,945	$91,907	$192,038	208.9%
Safety & Infrastructure	29,015	17,056	11,959	70.1%
Unallocated	(20,029)	(10,767)	(9,262)	86.0%
Consolidated operations	$292,931	$98,196	$194,735	198.3%

Net sales for the fourth quarter of 2021 increased to $923.7 million, an increase of 93.5% compared to $477.4 million for the prior-year period, primarily due to higher average selling prices of $391.3 million and higher sales volume of $24.8 million within both the Electrical and Safety & Infrastructure segments. Additionally, entities acquired during fiscal 2021, to include Queen City Plastics and FRE Composites Group, contributed to the increase in net sales by $27.8 million.

Gross profit increased by $210.2 million to $357.3 million for the fourth quarter of 2021, as compared to $147.1 million for the prior-year period. Gross margins increased from 30.8% in the prior year period to 38.7% in the fourth quarter fiscal 2021 due to higher average selling prices of $391.3 million, partially offset by higher input costs of steel, copper and PVC resin of $183.5 million.

Selling, general and administrative expenses increased $28.0 million or 51.1%, to $82.8 million for the fourth quarter of 2021, as compared to $54.8 million for the prior-year period. The increase was primarily driven by commissions of $9.7 million, variable compensation of $8.4 million, increased general spending on business improvement initiatives of $8.7 million, and the acquisition of Queen City Plastics and FRE Composites Group of $2.4 million partially offset by a gain on sale of assets of $3.8 million.

Net income increased $148.3 million to $202.6 million for the fourth quarter of 2021, as compared to $54.2 million for the prior-year period, due to higher operating income of $181.7 million. Adjusted net income increased $148.5 million to $205.1 million compared to $56.5 million for the prior-year period.

Adjusted EBITDA increased $194.7 million, or 198.3%, to $292.9 million for the fourth quarter of 2021, as compared to $98.2 million for the prior-year period. Net income margin increased from 11.4% in the prior-year period to 21.9% and Adjusted EBITDA Margin increased 1,110 basis points from 20.6% to 31.7%.

Net income per diluted share was $4.26 for the fourth quarter of 2021, an increase of $3.15 from the prior-year period. Adjusted net income per diluted share was $4.39 per share for the fourth quarter of 2021 compared to $1.18 for the prior-year period.

Exhibit 99.1

Segment Results

Electrical
Electrical net sales increased $346.9 million, or 98.9%, to $697.5 million for the fourth quarter of 2021, as compared to $350.6 million for the prior-year period. The increase in net sales is primarily attributed to increased average selling prices of $304.1 million which were mostly driven by the plastic pipe and conduit category, the metal electrical conduit and fittings product categories and increased net sales of $27.6 million from the acquisitions of Queen City Plastics and FRE Composites Group. Pricing for PVC products, as well as other parts of the business, are expected to return to more normal historical levels over time, but that time is uncertain. Additionally, sales volume increased $11.3 million driven by increased volumes across all product categories.
Adjusted EBITDA increased $192.0 million, or 208.9%, to $283.9 million for the fourth quarter of 2021, as compared to $91.9 million for the prior-year period, and Adjusted EBITDA Margin increased from 26.2% to 40.7%. The increase in Adjusted EBITDA and Adjusted EBITDA margins was largely due to higher average selling prices in relation to changes in input costs, operational efficiencies and contributions from the acquisitions of Queen City Plastics and FRE Composites Group.
Safety & Infrastructure
Safety & Infrastructure net sales increased $99.9 million, or 78.3%, to $227.4 million for the fourth quarter of 2021, as compared to $127.5 million for the prior-year period. The increase is attributed to increased average selling prices of $87.1 million driven by higher input costs of steel, and by higher volumes of $13.5 million primarily driven by increases across all product categories.
Adjusted EBITDA increased $12.0 million, or 70.1%, to $29.0 million for the fourth quarter 2021, as compared to $17.1 million for the prior-year period. Adjusted EBITDA Margin decreased to 12.8% from 13.4%. The Adjusted EBITDA increase was primarily driven by the increase in average selling prices, while lag in pricing created downward pressure on EBITDA margins.
Fiscal 2021 Full-Year Results
Net sales for fiscal 2021 increased $1,162.6 million to $2,928.0 million, an increase of 65.9%, compared to $1,765.4 million for fiscal 2020. The increase in net sales is primarily attributed to increased average selling prices of $977.9 million which were mostly driven by the plastic pipe and conduit category within the Electrical segment and increased net sales of $79.1 million due to the acquisitions of Queen City Plastics and FRE Composites Group. Pricing for PVC products, as well as other parts of the business, are expected to return to more normal historical levels over time, but that time is uncertain. The increase in net sales was also driven by an increase in sales volume of $88.4 million across the majority of product categories within both the Electrical and the Safety & Infrastructure segments.

Gross profit for fiscal 2021 increased $634.3 million to $1,125.6 million, an increase of 129.1%, compared to $491.3 million for fiscal 2020. Gross margin increased to 38.4% in fiscal 2021 compared to 27.8% in fiscal 2020 due to higher average selling prices of $977.9 million, partially offset by higher input costs of steel, copper and PVC resin of $386.5 million.

Selling, general and administrative expenses increased $73.5 million, or 33.5%, to $293.0 million for fiscal 2021 compared to $219.5 million for fiscal 2020. The increase was primarily due to higher variable compensation of $24.1 million, higher sales commission expense of $22.4 million, increased general spending on business improvement initiatives of $10.8 million, the acquisitions of Queen City Plastics and the FRE Composites Group of $5.4 million, and higher stock compensation expense of $3.5 million partially offset by productivity efficiencies of $4.1 million.

Net income increased $435.6 million to $587.9 million for fiscal 2021, as compared to $152.3 million for fiscal 2020. Adjusted net income increased $432.6 million to $614.0 million for fiscal 2021 compared to $181.5 million for fiscal 2020. The increase in both net income and adjusted net income was primarily driven by higher operating income of $559.4 million.

Exhibit 99.1

Adjusted EBITDA increased $570.9 million or 174.8%, to $897.5 million for fiscal 2021, as compared to $326.6 million for fiscal 2020. The increase was primarily due higher operating income.

Net income per diluted share on a GAAP basis was $12.19 for fiscal 2021, an increase of $9.09 from fiscal 2020. Adjusted net income per diluted share was $12.98 for fiscal 2021 compared to $3.78 for fiscal 2020.
Liquidity & Capital Resources

During fiscal 2021, operating activities provided $572.9 million of cash, compared to $248.8 million during fiscal year 2020. Free cash flow increased to $508.4 million for fiscal 2021 from $215.0 million in fiscal year 2020. The increase in cash provided by operating activities and free cash flow was primarily due to operating income.

During the year ended September 30, 2021, the Company refinanced its previous debt under the First Lien Term Loan Facility with new debt under the $400 million Senior Notes and $400 million New Senior Secured Term Loan Facility. In the fourth quarter of fiscal 2021, the Company made a voluntary prepayment of $26 million on the New Senior Secured Term Loan Facility. The principal repayment in the fourth quarter, combined with the lower balances after the refinancing transactions and the increases in cash on hand and Adjusted EBITDA resulted in a reduction in the net debt leverage ratio to 0.2 as of September 30, 2021 from 1.6 as of September 30, 2020.

Fiscal 2022 First Quarter Outlook1
The Company expects the first quarter of fiscal 2022 Adjusted EBITDA to be in the range of $230 - $250 million and Adjusted net income per diluted share to be in the range of $3.30 - $3.60.
Full Year 2022 Outlook1
The Company expects fiscal year 2022 Adjusted EBITDA to be in the range of $650-$700 million and Adjusted net income per diluted share to be in the range of $9.20 - $10.00.
The Company notes that the outlook provided may vary due to changes in assumptions or market conditions and other factors described under “Forward-Looking Statements.”

Conference Call Information
Atkore management will host a conference call today, November 18, 2021, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (833) 968-2233 (domestic) or (825) 312-2056 (international). The call will be available for replay until December 9, 2021. The replay can be accessed by dialing (800) 585-8367, or for international callers, (416) 621-4642. The passcode for the live call and the replay is 6898317.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.
To learn more about the Company please visit the company's website at http://investors.atkore.com.
About Atkore Inc.
Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world. With a network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions. To learn more, please visit www.atkore.com.

1 Reconciliations of the forward-looking full-year and fiscal first quarter 2022 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Exhibit 99.1

Contact:

Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

John Deitzer
Vice President - Treasury and Investor Relations
708-225-2124
JDeitzer@atkore.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed or referenced under the caption “Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on November 18, 2021 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; widespread outbreak of diseases, such as the novel coronavirus (COVID-19) pandemic; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments, including inability or unwillingness to pay our invoices on time, with respect to one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand and changes in our business and valuation assumptions; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating

Exhibit 99.1

to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; changes in foreign laws and legal systems, including as a result of Brexit; our inability to introduce new products effectively or implement our innovation strategies; our inability to continue importing raw materials, component parts and/or finished goods; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures and the failure of indemnification provisions in our acquisition agreements to fully protect us from unexpected liabilities; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; challenges attracting and retaining key personnel or high-quality employees; future changes to tax legislation; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information
This press release includes certain financial information, not prepared in accordance with GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business, in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss), adjusted to exclude income tax expense, depreciation and amortization, interest expense, net, loss on extinguishment of debt, restructuring charges, stock-based compensation, certain legal matters, transaction costs, gain on purchase of a business, gain on sale of a business and other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions, and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA and Adjusted EBITDA Margin, when presented in conjunction with comparable GAAP measures, are useful for investors because management uses Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before loss on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on purchase of a business, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax. We define Adjusted net income per share as basic and diluted net income per share excluding the per share impact of gain (loss) on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of a business, certain legal matters and other items, and the income tax expense or benefit on the foregoing adjustments that are subject to income tax.

Exhibit 99.1

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. We believe that Free Cash Flow provides meaningful information regarding the Company’s liquidity.

ATKORE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net sales	$923,731	$477,420	$2,928,014	$1,765,421
Cost of sales	566,431	330,366	1,802,401	1,274,107
Gross profit	357,300	147,054	1,125,613	491,314
Gross Margin	38.7%	30.8%	38.4%	27.8%
Selling, general and administrative	82,769	54,762	293,019	219,496
Intangible asset amortization	8,581	8,052	33,644	32,262
Operating income	265,950	84,240	798,950	239,556
Interest expense, net	8,139	9,457	32,899	40,062
Loss on extinguishment of debt	—	273	4,202	273
Other income, net	(9,972)	(315)	(18,152)	(2,777)
Income before income taxes	267,783	74,825	780,001	201,998
Income tax expense	65,222	20,584	192,144	49,696
Net income	$202,561	$54,241	$587,857	$152,302

Net income per share
Basic	$4.32	$1.12	$12.38	$3.15
Diluted	$4.26	$1.11	$12.19	$3.10

ATKORE INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2021	September 30, 2020
Assets
Current Assets:
Cash and cash equivalents	$576,289	$284,471
Accounts receivable, less allowance for current and expected credit losses of $2,510 and $3,168, respectively	524,926	298,242
Inventories, net	285,989	199,095
Prepaid expenses and other current assets	34,248	46,868
Total current assets	1,421,452	828,676
Property, plant and equipment, net	275,622	243,891
Intangible assets, net	241,204	255,349
Goodwill	199,048	188,239
Right-of-use assets, net	41,113	38,692
Deferred income taxes	29,693	687
Other long-term assets	1,967	2,991
Total Assets	$2,210,099	$1,558,525
Liabilities and Equity
Current Liabilities:
Accounts payable	$243,164	$142,601
Income tax payable	72,953	1,360
Accrued compensation and employee benefits	57,437	32,836
Customer liabilities	80,324	35,802
Lease obligations	11,785	15,786
Other current liabilities	59,273	47,785
Total current liabilities	524,936	276,170
Long-term debt	758,386	803,736
Long-term lease obligations	30,236	24,143
Deferred income taxes	16,746	22,525
Other long-term tax liabilities	735	1,619
Pension liabilities	3,819	40,023
Other long-term liabilities	10,505	11,899
Total Liabilities	1,345,363	1,180,115
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 45,997,159 and 47,407,023 shares issued and outstanding, respectively	461	475
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	506,921	487,223
Retained earnings	388,660	(64,154)
Accumulated other comprehensive loss	(28,726)	(42,554)
Total Equity	864,736	378,410
Total Liabilities and Equity	$2,210,099	$1,558,525

ATKORE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	September 30, 2021	September 30, 2020
Operating activities
Net income	$587,857	$152,302
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	78,557	74,470
Amortization of debt issuance costs and original issue discount	2,497	1,876
Deferred income taxes	(43,306)	4,483
Loss on extinguishment of debt	4,202	273
Provision for losses on accounts receivable and inventory	645	5,014
Stock-based compensation expense	17,047	13,064
Amortization of right of use asset	14,515	14,803
Loss on disposal of property, plant, & equipment	141	3,001
Gain on purchase of business	(731)	—
Other adjustments to net income	382	(844)
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(219,659)	16,920
Inventories	(81,544)	24,642
Prepaid expenses and other current assets	(6,462)	(11,164)
Accounts payable	98,444	(5,835)
Income taxes	80,291	(6,261)
Accrued and other liabilities	63,459	(32,942)
Other, net	(23,433)	(5,040)
Net cash provided by operating activities	572,902	248,762
Investing activities
Capital expenditures	(64,474)	(33,770)
Insurance proceeds from sale of properties, plant and equipment	9,627	2,337
Proceeds from sale of properties, plant and equipment	81	3,920
Acquisitions of businesses, net of cash acquired	(43,195)	—
Net cash used for investing activities	(97,961)	(27,513)
Financing activities
Repayments of short-term debt	(4,000)	—
Issuance of long-term debt	798,000	—
Repayments of long-term debt	(835,120)	(40,000)
Issuance of common stock, net of taxes withheld	2,660	(2,972)
Repurchase of common stock	(135,066)	(15,011)
Payments for debt financing costs and fees	(10,930)	(3,204)
Other, net	—	8
Net cash used for financing activities	(184,456)	(61,179)
Effects of foreign exchange rate changes on cash and cash equivalents	1,333	986
Increase (decrease) in cash and cash equivalents	291,818	161,056
Cash and cash equivalents at beginning of period	284,471	123,415
Cash and cash equivalents at end of period	$576,289	$284,471

(in thousands)	September 30, 2021	September 30, 2020
Supplementary Cash Flow information
Interest paid	$23,726	$38,791
Income taxes paid, net of refunds	155,114	50,993
Capital expenditures, not yet paid	1,094	1,278
Operating cash flows from cash paid on operating lease liabilities	13,035	12,939
Operating lease right-of-use assets obtained in exchange for lease liabilities	13,538	15,278

Free Cash Flow:
Net cash provided by operating activities	572,902	248,762
Capital expenditures	(64,474)	(33,770)
Free Cash Flow:	508,428	214,992

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$202,561	$54,241	$587,857	$152,302
Income tax expense	65,222	20,584	192,144	49,696
Depreciation and amortization	20,082	18,946	78,557	74,470
Interest expense, net	8,139	9,457	32,899	40,062
Stock-based compensation	2,889	3,762	17,047	13,064
Loss on extinguishment of debt	—	273	4,202	273
Gain on purchase of a business	—	—	(731)	—
Other (a)	(5,962)	(9,067)	(14,428)	(3,232)
Adjusted EBITDA	$292,931	$98,196	$897,547	$326,635

(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans, restructuring charges, transaction costs and related forward currency derivatives.

The following tables represent calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Fiscal year ended
	September 30, 2021			September 30, 2020
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$2,233,299	$873,868	39.1%	$1,270,547	$292,809	23.0%
Safety & Infrastructure	698,320	$81,827	11.7%	497,523	$67,821	13.6%
Eliminations	(3,605)			(2,649)
Consolidated operations	$2,928,014			$1,765,421

	Three Months Ended
	September 30, 2021			September 30, 2020
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical	$697,492	$283,945	40.7%	$350,631	$91,907	26.2%
Safety & Infrastructure	227,361	$29,015	12.8%	127,505	$17,056	13.4%
Eliminations	(1,122)			(716)
Consolidated operations	$923,731			$477,420

The following table presents calculations of Adjusted EBITDA Margin for Atkore Inc. for the periods presented:

	Three Months Ended				Fiscal Year Ended
(in thousands)	September 30, 2021	September 30, 2020	Change	% Change	September 30, 2021	September 30, 2020	Change	% Change
Net sales	$923,731	$477,420	$446,311	93.5%	$2,928,014	$1,765,421	$1,162,593	65.9%
Adjusted EBITDA	$292,931	$98,196	$194,735	198.3%	$897,547	$326,635	$570,912	174.8%
Adjusted EBITDA Margin	31.7%	20.6%			30.7%	18.5%

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three Months Ended		Fiscal Year Ended
(in thousands, except per share data)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$202,561	$54,241	$587,857	$152,302
Stock-based compensation	2,889	3,762	17,047	13,064
Intangible asset amortization	8,581	8,052	33,644	32,262
Gain on purchase of business	—	—	(731)	—
Loss on extinguishment of debt	—	273	4,202	273
Other (a)	(8,149)	(9,029)	(19,281)	(6,712)
Pre-tax adjustments to net income	3,321	3,058	34,881	38,887
Tax effect	(830)	(765)	(8,720)	(9,722)
Adjusted net income	$205,052	$56,534	$614,018	$181,467

Weighted-Average Diluted Common Shares Outstanding	46,682	47,925	47,306	48,044
Net income per diluted share (b)	$4.26	$1.11	$12.19	$3.10
Adjusted net income per diluted share (c)	$4.39	$1.18	$12.98	$3.78
(a) Represents other items, such as inventory reserves and adjustments, loss on disposal of property, plant and equipment, insurance recovery related to damages of property, plant and equipment, release of indemnified uncertain tax positions and realized or unrealized gain (loss) on foreign currency impacts of intercompany loans and related forward currency derivatives.
(b) The Company calculates basic and diluted net income per common share using the two-class method. Under the two-class method, net earnings are allocated to each class of common stock and participating securities as if all the net earnings for the period had been distributed. The Company's participating securities consist of share-based payment awards that contain a non-forfeitable right to receive dividends and therefore are considered to participate in undistributed earnings with common stockholders. Included within the calculation of net income per diluted share is 11,380 and 3,356 of undistributed earnings allocated to participating securities for fiscal years ended 2021 and 2020. Included within the calculation of net income per diluted share is See Note 8, “Earnings Per Share” in our Annual Report on Form 10-K.
(c) Adjusted net income per diluted share is calculated by taking adjusted net income and divided by the weighted-average diluted common shares outstanding.

The following table presents reconciliations of Net Debt to Total Debt for the periods presented:

(in thousands)	September 30, 2021		September 30, 2020		September 30, 2019
Short-term debt and current maturities of long-term debt	$—		$—		$—
Long-term debt	758,386		803,736		845,317
Total Debt	758,386		803,736		845,317
Less cash and cash equivalents	576,289		284,471		123,415
Net Debt	$182,097		$519,265		$721,902

Adjusted EBITDA	$897,547		$326,635		$324,408

Total debt/Adjusted EBITDA	0.8	x	2.5	x	2.6	x
Net debt/Adjusted EBITDA	0.2	x	1.6	x	2.2	x

ATKORE INC.
HISTORICAL SEGMENT INFORMATION
The tables below present Net sales for fiscal years ended 2020, 2019 and 2018 and the quarterly periods of fiscal 2020:

	Net sales
	Fiscal year ended
(in thousands)	September 30, 2020	September 30, 2019	September 30, 2018
Electrical	$1,270,547	$1,390,327	$1,327,437
Safety & Infrastructure	497,523	527,511	509,401
Eliminations	(2,649)	(1,300)	(1,699)
Consolidated operations	$1,765,421	$1,916,538	$1,835,139

	Net sales
	Three months ended
(in thousands)	September 30, 2020	June 26, 2020	March 27, 2020	December 27, 2019
Electrical	$350,631	$272,151	$323,218	$324,547
Safety & Infrastructure	127,505	113,380	133,130	123,508
Eliminations	(716)	(632)	(694)	(607)
Consolidated operations	$477,420	$384,899	$455,654	$447,448

The tables below present Adjusted EBITDA for fiscal years ended 2020, 2019 and 2018 and the quarterly periods of fiscal 2020:

	Adjusted EBITDA
	Fiscal year ended
(in thousands)	September 30, 2020	September 30, 2019	September 30, 2018
Electrical	$292,809	$285,217	$250,853
Safety & Infrastructure	$67,821	$77,407	$55,755

	Adjusted EBITDA
	Three months ended
(in thousands)	September 30, 2020	June 26, 2020	March 27, 2020	December 27, 2019
Electrical	$91,908	$55,549	$77,233	$68,119
Safety & Infrastructure	$17,056	$14,150	$17,888	$18,727